Fifth Amended And Restated
Limited Liability Company Operating Agreement
of
CHRYSLER FINANCIAL SERVICES AMERICAS LLC
Dated as of April 1, 2011

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Section	Heading	Page
Section 8. Dissolution And Termination		9
Section 8.1	Dissolution	9
Section 8.2	Distribution of Assets upon Dissolution	10

Section 9. Miscellaneous Provisions		10
Section 9.1	Application of Michigan Law	10
Section 9.2	Fiscal Year	10
Section 9.3	Headings	10
Section 9.4	Severability	10
Section 9.5	Rights of Creditors and Third Parties under This Agreement	10
Section 9.6	Binding Effect	10
Section 9.7	Execution in Counterparts	10

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Fifth Amended and Restated
Limited Liability Company Operating Agreement
of
Chrysler Financial Services Americas LLC
     This Fifth Amended and Restated Limited Liability Company Operating Agreement (this “Agreement”) of Chrysler Financial Services Americas LLC, a Michigan limited liability company (the “Company”), is entered into as of April 1, 2011 (the “Effective Date”), by the undersigned.
Recitals
     Whereas, the Company was initially formed by the filing of Articles of Organization with the State of Michigan on March 18, 2005 (as heretofore or hereafter amended from time to time, the “Articles”) and a Limited Liability Company Operating Agreement, dated April 27, 2000 (the “Initial Agreement”);
     Whereas, the Initial Agreement was subsequently amended and restated by the First Amended and Restated Limited Liability Company Operating Agreement, dated as of February 9, 2001, which was subsequently amended and restated by the Second Amended and Restated Limited Liability Company Operating Agreement, dated as of July 13, 2007, which was subsequently amended and restated by the Third Amended and Restated Limited Liability Company Operating Agreement, dated as of August 3, 2007, which was subsequently amended and restated by the Fourth Amended and Restated Limited Liability Company Operating Agreement, dated as of October 25, 2007 (as amended by Amendment No. 1 thereto, dated as of January 15, 2009, the “Existing Agreement”);
     Whereas, pursuant to the Existing Agreement, the Shareholder (as defined below) holds 100% of the outstanding Class A Membership Interests (as defined in the Existing Agreement) of the Company, CGI Holding LLC (“CGI”) holds 100% of the outstanding Residual Value Interests (as defined in the Existing Agreement) of the Company and no Class D Membership Interests or Class D-1 Membership Interests (as defined in the Existing Agreement) of the Company are currently issued or outstanding;
     Whereas, on December 20, 2010, The Toronto-Dominion Bank, TD Bank, National Association (the “U.S. Purchaser”), the Shareholder, and, to the extent provided therein, certain other Seller Parties (as defined in the Purchase Agreement) entered into a Purchase and Sale Agreement (as amended, modified or supplemented from time to time, the “Purchase Agreement”), whereby, among other things, the Shareholder will sell and U.S. Purchaser will acquire 100% of the Class A Membership Interests of the Company;
     Whereas, prior to the effectiveness of this Agreement, CGI has, and has caused the Shareholder and the Company to take all steps and actions necessary to terminate and surrender all Residual Value Interests of the Company for no consideration or ongoing liabilities pursuant to that certain Termination and Surrender Agreement, dated April 1 2011;

     Whereas, prior to the effectiveness of this Agreement, CGI has, and has caused the Shareholder and the Company to take all steps and actions necessary to terminate and surrender all other equity interests of the Company, other than the Class A Membership Interests, for no consideration or ongoing liability;
     Whereas, the Members (as defined in the Existing Agreement) desire to reclassify each Class A Membership Interest of the Company issued and outstanding immediately prior to the effectiveness of this Agreement as a Common Share and further desire that any other equity interests in the Company existing prior to the effectiveness of this Agreement be cancelled and null and void; and
     Whereas, pursuant to Section 10.6 of the Exiting Agreement, the Members desire to amend and restate the Existing Agreement and the terms and provisions contained therein in their entirety in this Agreement, in order to prescribe and restate the terms and conditions upon which the Company will be continued and operated.
Agreement
     NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto, intending legally to be bound, agree as follows:
Section 1. Definitions.
               The following terms used in this Agreement shall have the meanings set forth below (unless otherwise expressly provided herein):
               “Act” shall mean the Michigan Limited Liability Company Act being Section 450.4101 et seq. of the Michigan Compiled Laws, as amended from time to time.
               “Articles” shall mean the Articles of Organization of the Company properly adopted and amended from time to time and filed with the State of Michigan pursuant to the Act.
               “Board” has the meaning set forth in Section 5.2.
               “Capital Contribution” shall mean any contribution of cash, promissory note, property or services performed on behalf of the Company made by or on behalf of the Shareholder.
               “Common Share” shall mean a Shareholder’s interest (as defined in the Act) in the Company, which entitles the Shareholder to receive dividends and other distributions of the Company and any right to vote or participate in the management or affairs of the Company.
               “Company” shall have the meaning set forth in the preamble.
               “Directors” shall have the meaning set forth in Section 5.3.

               “Dividend” means any distribution to a Shareholder other than (i) a return of some or all of its Capital Contribution in respect of its Common Shares or (ii) a distribution upon a liquidation, dissolution or winding-up of the Company, whether voluntary or involuntary.
               “Fiscal Year” shall commence on November 1 and end on the following October 31 of each year.
               “Existing Agreement” shall have the meaning set forth in the recitals.
               “Indemnified Person” has the meaning set forth in Section 6.01(a).
               “Officer” has the meaning set forth in Section 5.8(a).
               “Person” means an individual or a corporation, association, partnership, limited liability company, joint venture, organization, firm, business, trust or other entity or unincorporated organization, domestic or foreign, including a municipality, county, state, body politic or other government or any subdivision or agency thereof.
               “Proceeding” has the meaning set forth in Section 6.1(a).
               “Shareholder” shall mean the member (as defined in the Act) of the Company as identified on the Schedule of Shareholders.
               “U.S.” shall mean the United States of America.
Section 2. Formation of Company.
          Section 2.1 Formation. The Company was organized as a limited liability company under the Act by the filing of the Articles with the State of Michigan on March 18, 2005. The Board shall immediately, and from time to time hereafter as may be required by law, execute all amendments to the Articles and do all filings and other acts as may be appropriate to cause the Company and its operations to comply with all requirements for the continuation and operation of the Company as a limited liability company under the Act. The Board hereby approves, consents to, ratifies and confirms this Agreement as the amendment and restatement of the Existing Agreement and its terms and provisions, and the Company is hereby continued as a limited liability company pursuant to the Act. This Agreement is effective as of the time of its execution by the Shareholder and the Company.
          Section 2.2 Name. The name of the Company is Chrysler Financial Services Americas LLC. The Company may also conduct its business under one or more assumed names as the Shareholder may from time to time deem advisable.
          Section 2.3 Principal Place of Business. The principal place of business of the Company shall be 27777 Inkster Road, Farmington Hills, Michigan 48334. The Company may locate its place of business at any other place or places in the U.S. as the Shareholder may from time to time deem advisable.

          Section 2.4 Registered Office and Registered Agent. The Company’s registered office shall be at located at c/o The Corporation Company, 30600 Telegraph Road, Bingham Farms, Michigan 48025. The name and address of the Company’s registered agent shall be The Corporation Company, 30600 Telegraph Road, Bingham Farms, Michigan 48025. The Company may locate its registered office at any other place within the U.S. and the Company may change its registered agent, as the Shareholder may from time to time deem advisable.
          Section 2.5 Articles of Organization. The Articles are hereby adopted and incorporated by reference in this Agreement. In the event of any inconsistency between the Articles and this Agreement, to the extent permitted by the Act, the terms of this Agreement shall govern.
          Section 2.6 Term. The term of the Company shall be perpetual from the date of filing of the Articles with the State of Michigan, unless the Company is earlier dissolved in accordance with the provisions of this Agreement or the Act.
          Section 2.7 Purpose. The Company has been formed for the purpose of carrying on any lawful business, purpose or activity whether or not for profit.
          Section 2.8 Sole Shareholder. There shall be one (1) Shareholder of the Company.
Section 3. Common Shares
          Section 3.1 Common Shares. (a) The ownership interests of the Company shall be designated as Common Shares. The Company may issue Common Shares in respect of Capital Contributions made by the Shareholder (except as provided in the penultimate sentence of this clause (a)), in such amount as the Board shall determine. Each Common Share shall entitle its holder to the rights and privileges attaching to such Common Share as provided for in this Agreement. Effective as of the date hereof, each “Class A Membership Interest” (as defined in the Existing Agreement) issued and outstanding immediately prior to the effectiveness of this Agreement is hereby reclassified as one Common Share, and any other equity interests in the Company existing prior to the effectiveness of this Agreement are hereby cancelled and null and void without any further action by the Company or any holder. For the avoidance of doubt, the reclassification set forth in the prior sentence shall only be deemed a change in the name of the Class A Membership Interests and shall not be construed to be disposition, exchange, transfer, assignment or cancellation of the Class A Membership Interests.
               (b) The Company shall, as an entity, be the owner of the property and rights held by it. The Shareholder has no interest in specific Company property, including property conveyed by a Shareholder to the Company.
               (c) The Shareholder shall not have a right to a partition of any Company property or properties.
          Section 3.2 Ownership. The Shareholder owns all of the Common Shares of the Company.

          Section 3.3 Dividends. The holders of the Common Shares shall be entitled to receive any Dividend on the Common Shares declared by the Board.
          Section 3.4 Transfers and Assignments. The Shareholder of the Company may at any time transfer and assign in whole its Common Shares; provided, however, that if such Shareholder transfers and assigns its Shares pursuant to this Section 3.4, the transferee shall be admitted to the Company upon its execution of an instrument signifying its agreement to be bound by the terms and conditions of this Agreement. Such admission will be deemed effective at the time of the transfer and, simultaneously with such admission, the Shareholder shall cease to be a member of the Company. The Board (or an Officer) shall update the Schedule of Shareholders to reflect any changes in the Shareholder in accordance with the terms of this Agreement.
Section 4. Books, Records, Bank Accounts and Profits and Losses.
          Section 4.1 Books and Records. The Company shall maintain the books and records of the Company’s business and affairs as required by the Act and as deemed appropriate by the Shareholder.
          Section 4.2 Bank Accounts. The Company shall establish and maintain in the name of the Company one or more separate accounts in one or more federally-insured banking institutions of its choosing, into which shall be deposited all funds of the Company and from which all Company expenditures and other disbursements shall be made. All amounts payable by the Company shall be properly authorized and formally approved by a Director or Officer, prior to any payment being made from any of the Company’s bank accounts.
Section 5. Management.
          Section 5.1 Action by Shareholder Without a Meeting. Any action required or permitted by the Act to be taken by the Shareholder may be taken without a meeting, without prior notice and without a vote, if a consent in writing, setting forth the action so taken, shall be signed by the Shareholder entitled to vote to take action with respect to the subject matter thereof.
          Section 5.2 Management Generally. Except as otherwise provided in the Agreement, the management of the Company shall be vested exclusively in the Board of Directors (the “Board”).
          Section 5.3 Qualification, Removal and Resignation. The Board shall be comprised of at least one director (the “Directors”) appointed by the Shareholder, which number may be changed as determined from time to time by the Shareholder. At least a majority of the Directors shall be residents of the U.S. The Directors shall serve at the pleasure of the Shareholder and may be removed at any time by the Shareholder. A Director may resign at any time upon giving written notice to the Shareholder. Each Person named as a Director herein or subsequently appointed as a Director is hereby designated as a “manager” (within the meaning of the Act) of the Company.

          Section 5.4 Power and Authority of Directors. (a) The Board shall direct or supervise the general management of the Company in accordance with the purpose of the Company contemplated by Section 2.7, and may appoint and designate such committees, officers, agents, and employees as it deems appropriate to manage and operate the Company.
               (b) The Shareholder agrees that all determinations, decisions and actions made or taken by the Board (or its designee(s)) shall be conclusive and absolutely binding upon the Company, the Shareholder (but only in its capacity as such) and their respective successors, assigns and personal representatives.
     Section 5.5 Board Meetings.
               (a) Regular Meetings. The Board shall hold regular meetings at least once per quarter of any given year, at which time the Board shall conduct such business as may properly come before it. Regular meetings of the Board shall be held in such location in the U.S. and on such date(s) as the Directors shall determine.
               (b) Special Meetings. Special meetings of the Board may be called by: (a) the president and chief executive officer, or (b) two or more members of the Board (but if there is only one member of the Board, only that one member). A Person or Persons entitled to call a special meeting of the Board may make a written request to the secretary to call the meeting. The secretary shall give written notice of the meeting in the manner provided below. If the secretary fails to give notice of the meeting within three (3) days from the day on which the request was made, the Person or Persons who requested the meeting may fix the time and place of meeting, and give notice thereof. Special meetings of the Board shall be held in such location in the U.S. and on such date(s) as the Person calling the meeting shall determine.
               (c) Notice. Written notice of each regular and special meeting of the Board shall state the time, place and purpose of the meeting. Such notice shall be delivered in person, by mail, by overnight courier, by e-mail or by facsimile transmission, not less than three (3) nor more than thirty (30) days before the meeting, excluding the day of the meeting, to each Director at his or her address according to the last available corporate record. Any Director may waive notice in writing before, at, or after a meeting. The waiver shall be filed with the Person who has been designated to act as secretary of the meeting, who shall enter it upon the records of the meeting. Appearance at a meeting is deemed a waiver of notice unless the appearance is solely for the purpose of asserting the illegality of the meeting.
               (d) Voting. At any meeting of the Board, each Director present at the meeting shall be entitled to cast one vote on any question coming before the meeting. Except as otherwise provided in this Agreement, a majority vote of the Directors present at any meeting, if there be a quorum, shall be sufficient to transact any business.
               (e) Quorum. At each meeting of the Board, fifty percent (50%) or more of the Directors must be present either in person or by means of telephone, electronic or other communication.

               (f) Action by the Directors. A resolution of the Board certified by the Secretary, or any Assistant Secretary or by any Director to have been adopted in accordance with this Agreement and contained in the books and records of the Company shall be conclusive evidence of the act of the Board set forth therein.
          Section 5.6 Action by Board without a Meeting. Any action required or permitted to be taken at any meeting of the Board, or of any committee thereof, may be taken without a meeting if all members of the Board or of such committee, as the case may be, consent thereto in writing, and the writing or writings are filed with the minutes of proceedings of the Board or committee; provided that a majority of the members of the Board or of such committee are present in the U.S. at the time of signing.
          Section 5.7 Administrative Services. The Board shall cause to be performed all general and administrative services on behalf of the Company, in order to assure that complete and accurate books and records are maintained, showing all receipts and expenditures, assets and liabilities, profits and losses, and all other records necessary for recording the Company’s business and affairs. The books and records shall at all times be open to the reasonable inspection and examination of the Shareholder or its duly authorized representative(s) during business hours.
          Section 5.8 Officers. (a) Officers of the Company may be appointed by the Board and shall consist of a president and chief executive officer who shall have the usual powers of that office; one or more vice presidents (including senior and assistant vice presidents) as deemed necessary or desirable by the Board; a treasurer who shall have oversight and authority over the finances and shall have the usual powers of that office; a secretary and one or more assistant secretaries who shall maintain records of the actions of the Board and any committees and may certify as to any actions taken or authorities granted, and such other officers and assistant officers as may be deemed necessary or desirable by the Board (each an “Officer”). Any number of offices may be held by the same person. In their discretion the Board may choose not to fill any office for any period as they may deem advisable.
          Section 5.9 Reliance by Board, Officers and Agents. The Board and any Officers or other agents of the Company shall, in the performance of their duties, be fully protected in relying in good faith upon the records of the Company and upon information, opinions, reports or statements presented to such Persons by any other Person as to matters that such Person reasonably believes are within such other Person’s professional or expert competence and who has been selected with reasonable care by or on behalf of the Company.
          Section 5.10 Execution of Instruments. Any document or instrument to be executed in the name of, and delivered by, the Company shall be executed and delivered by (i) any one of the Directors, (ii) any one of the Officers, or (iii) such other Person or Persons as the Board may determine from time to time.
Section 6. Indemnification.
          Section 6.1 General Indemnity.

               (a) To the fullest extent permitted by the Act, the Company, to the extent of its assets legally available for that purpose, shall indemnify and hold harmless each Person who was or is made a party or is threatened to be made a party to or is involved in or participates as a witness with respect to any action, suit or proceeding, whether civil, criminal, administrative or investigative (each a “Proceeding”), by reason of the fact that he or she, or a Person of whom he or she is the legal representative, is or was a Director, an Officer, or employee or is or was servicing at the request of the Company as a manager, Director, Officer, employee, fiduciary or agent of another entity, (collectively, the “Indemnified Person”) from and against any and all loss, cost, damage, fine, expense (including reasonable fees and expenses of attorneys and other advisors and any court costs incurred by any Indemnified Person) or liability actually and reasonably incurred by such Person in connection with such Proceeding if such Person acted in good faith and in a manner such Person reasonably believed to be in or not opposed to the best interests of the Company and except that no indemnification shall be made in respect of any claim, issue or matter as to which such Person shall have been adjudged to be liable to the Company unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such Person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper. The termination of any Proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the Person did not act in good faith or in a manner such Person reasonably believed to be in or not opposed to the best interests of the Company.
               (b) The Company may pay in advance or reimburse reasonable expenses (including advancing reasonable costs of defense) incurred by an Indemnified Person who is or is threatened to be named or made a defendant or a respondent in a Proceeding; provided, however, that as a condition to any such advance or reimbursement, such Indemnified Person shall agree that it shall repay the same to the Company if such Indemnified Person is finally judicially determined by a court of competent jurisdiction not to be entitled to indemnification under this Section 6.
               (c) The Company shall not be required to indemnify a Person in connection with a Proceeding initiated by such Person against the Company or any of its subsidiaries if the Proceeding was not authorized by the Board. The ultimate determination of entitlement to indemnification of any Indemnified Person shall be made by the Board in such manner as the Board may determine.
               (d) Any and all indemnity obligations of the Company with respect to any Indemnified Person shall survive any termination of this Agreement. The indemnification and other rights provided for in this Section 6 shall inure to the benefit of the heirs, executors and administrators of any Person entitled to such indemnification.
          Section 6.2 Insurance. Unless otherwise agreed by the Board, the Company may maintain, at its expense, insurance (a) to indemnify Company for any Obligations which it incurs as a result of the indemnification of Indemnified Persons under the provisions of this Section 6, and (b) to indemnify Indemnified Persons in instances in which they may not otherwise be indemnified by the Company under the provisions of this Section 6.

          Section 6.3 Rights Non-Exclusive. The rights to indemnification and the payment of expenses incurred in defending any Proceeding in advance of its final disposition conferred in this Section 6 shall not be exclusive of any other right which any Person may have or hereafter acquire under any law, provision of this Agreement, any other agreement, any vote of the Shareholder or disinterested Directors or otherwise.
          Section 6.4 Merger or Consolidation; Other Entities. For purposes of this Section 6, references to “the Company” shall include, in addition to the resulting company, any constituent company (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its managers, Directors, Officers, employees or agents, so that any Person who is or was a manager, Director, Officer, employee or agent of such constituent company, or is or was serving at the request of such constituent company as a manager, Director, Officer, employee or agent of another company, partnership, joint venture, trust or other enterprise, shall stand in the same position under this Section 6 with respect to the resulting or surviving company as he or she would have with respect to such constituent company if its separate existence had continued. For purposes of this Section 6, references to “another entity” shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on a Person with respect to any employee benefit plan; and references to “serving at the request of the Company” shall include any service as a manager, Director, Officer, employee or agent of the Company that imposes duties on, or involves services by, such manager, Director, Officer, employee or agent with respect to an employee benefit plan, its participants or beneficiaries; and a Person who acted in good faith and in a manner such Person reasonably believed to be in or not opposed to the best interests of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the Company” as referred to in this Section 6.
          Section 6.5 No Member Recourse. Anything herein to the contrary notwithstanding, any indemnity by the Company relating to the matters covered in this Section 6 shall be provided out of and to the extent of Company assets only and the Shareholder shall not have personal liability on account thereof or shall be required to make additional capital contributions to help satisfy such indemnity of the Company.
Section 7. Amendments.
          Section 7.1 Amendments. This Agreement may only be amended, modified or supplemented with the approval of the Shareholder.
Section 8. Dissolution and Termination.
          Section 8.1 Dissolution. The Company shall be dissolved upon the occurrence of either of the following events (each, a “Dissolution Event”):
               (a) the effective date of the Shareholder’s declaration to dissolve the Company; or

               (b) the Company is dissolved by operation of law or by court decree. Upon the dissolution of the Company, the Company shall cease to carry on its business, except insofar as may be necessary for the winding up of its business and affairs, but its separate existence shall continue until a Certificate of Cancellation (or comparable form) has been filed with the State of Michigan or until a decree dissolving the Company has been entered by a court of competent jurisdiction.
          Section 8.2 Distribution of Assets upon Dissolution. In settling accounts after dissolution, the liabilities of the Company shall be entitled to payment in the following order: (a) to creditors, including the Shareholder in its capacity as a creditor for any money loaned to the Company, in the order of priority as provided by law, and (b) to the Shareholder.
Section 9. Miscellaneous Provisions.
          Section 9.1 Application of Michigan Law. This Agreement, and the application or interpretation hereof, shall be governed exclusively by its terms and by the laws of the State of Michigan and, more specifically, the Act.
          Section 9.2 Fiscal Year. The fiscal year of the Company shall end on October 31 of each year.
          Section 9.3 Headings. The headings in this Agreement are inserted for convenience only and are in no way intended to describe, interpret, define or limit the scope, extent or intent of this Agreement or any provision hereof.
          Section 9.4 Severability. If any provision of this Agreement or the application thereof shall be invalid, illegal or unenforceable to any extent, the remainder of this Agreement and the application thereof shall not be affected and shall be enforceable to the fullest extent permitted by law.
          Section 9.5 Rights of Creditors and Third Parties under This Agreement. To the maximum extent permitted by law, this Agreement is made for the exclusive benefit of the Company, the Shareholder and the Shareholder’s successors and assignees. This Agreement is expressly not intended for the benefit of any creditor of the Company, any creditor of the Shareholder or any other person or entity other than the parties hereto. No such creditor or third party shall have any rights under this Agreement or any agreement between the Company and the Shareholder with respect to any Capital Contribution or otherwise.
          Section 9.6 Binding Effect. Except as otherwise provided in this Agreement, every covenant, term and provision of this Agreement shall be binding upon, and inure to the benefit of, the Shareholder and the Company and their respective successors and assigns.
          Section 9.7 Execution in Counterparts. This Agreement may be executed in counterparts (including by facsimile or pdf format), each of which shall be deemed an original, but all of which shall constitute one and the same instrument.
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In Witness Whereof, the undersigned has executed this Agreement as of the date first set forth above.

Company: CHRYSLER FINANCIAL SERVICES AMERICAS LLC
By:	/s/ Thomas Gilman
	Name:	Thomas Gilman
	Title:	Chairman and Chief Executive Officer

Member: FINCO INTERMEDIATE HOLDCO LLC
By:	/s/ Leland Wilson
	Name:	Leland Wilson
	Title:	President, CEO and CFO

Schedule of Shareholders
(as of April 1, 2011)

Shareholder(s):	Number of Common Shares
FinCo Intermediate HoldCo LLC	100,000